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                                                                    EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]
                               December 18, 1997


Parent Holding Corp.
755 Crossover Lane
Memphis, Tennessee  38117

          Re:  Registration Statement on Form S-8
               5,484,224 Shares of Common Stock, par value $.01 per share
               ----------------------------------------------------------

Ladies and Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,484,224 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Parent Holding Corp. (the "Company") under the Promus Hotel Corporation 1995 Stock Option Plan, the Promus Hotel Corporation Bonus Replacement Options Plan and the Amended and Restated Equity Participation Plan of Doubletree Corporation (collectively, the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

       Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plans and delivery and payment therefor of legal consideration at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.


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LATHAM & WATKINS
  December 18, 1997
  Page 2

       We consent to your filing this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS